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                                                                  EXHIBIT 11.1

EXHIBIT 11 STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                 YEAR ENDED JULY 31,
                                                          1995          1996         1997
                                                      ---------------------------------------
Primary
Average shares outstanding                              2,137,848     2,137,848    2,137,848
Issuance of common stock to purchase
  Telephone Warehouse                                   1,817,468     1,817,468    1,817,468
Assumed conversion of Series A,
  Preferred Stock                                       2,137,850     2,137,850    2,137,850
Warrants issued in connection with
  debt refinancing                                        106,596       106,596      106,596
                                                      --------------------------------------
Total                                                   6,199,762     6,199,762    6,199,762
Net income (loss)                                     $     8,139   $    65,998  $   (45,831)
Accretion of Series A Preferred Stock to
  redemption value                                              -        (1,062)     (62,640)
Fair value of Common Stock
  distributed to preferred shareholder
  to induce conversion of Series A
  Preferred Stock                                               -             -     (320,000)
                                                      --------------------------------------
Net income (loss) per share
  applicable to common shareholders                   $     8,139   $    64,936  $  (428,471)
                                                      --------------------------------------
Per share amount                                      $         -   $       .01  $      (.07)
                                                      --------------------------------------
Fully Diluted
Average shares outstanding                              2,137,848     2,137,848    2,137,848
Issuance of Common Stock to purchase
  Telephone Warehouse                                   1,817,468     1,817,468    1,817,468
Assumed conversion of Series A
  Preferred Stock                                       2,137,850     2,137,850    2,137,850
Warrants issued in connection with
  debt refinancing                                        106,596       106,596      106,596
                                                      --------------------------------------
Total                                                   6,199,762     6,199,762    6,199,762
Net income (loss)                                     $     8,139   $    65,998  $   (45,831)
Accretion of Series A Preferred Stock
  to redemption value                                           -        (1,062)     (62,640)
Fair value of Common Stock
  distributed to preferred shareholder
  to induce conversion of Series A
  Preferred Stock                                               -             -     (320,000)
                                                      --------------------------------------
Net income (loss) per share applicable
  to common shareholders                              $     8,139   $    64,936  $  (428,471)
                                                      --------------------------------------
Per share amount                                      $         -   $       .01  $      (.07)
                                                      --------------------------------------

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